EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated March 3, 2016, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Fourth Quarter 2015 Earnings
March 3, 2016, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended December 31, 2015 (“2015 Quarter”). Total revenue for the 2015 Quarter increased to $52.9 million from $51.3 million for the quarter ended December 31, 2014 (“2014 Quarter”). Operating income, which is net income before the impact of the change in fair value of derivatives, loss on early extinguishment of debt, gains on sales of property and gains on casualty settlements, increased to $14.1 million for the 2015 Quarter from $12.3 million for the 2014 Quarter.
Net income attributable to common stockholders was $8.2 million ($0.38 per diluted share) for the 2015 Quarter compared to $5.3 million ($0.25 per diluted share) for the 2014 Quarter. The increase in net income attributable to common stockholders for the 2015 Quarter was primarily the result of (a) increased property operating income ($1.9 million), (b) lower preferred stock redemption costs ($1.5 million) and (c) lower preferred stock dividends ($0.6 million), partially offset by
(d) higher non-controlling interests ($1.0 million), and (e) higher depreciation expense ($0.4 million).
Same property revenue increased 2.9% and same property operating income increased 4.8% for the 2015 Quarter compared to the 2014 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income increased 5.1% and mixed-use same property operating income increased 3.6%. The increase in Shopping Center same property operating income was primarily the result of (a) higher base rent revenue and (b) higher miscellaneous income. The increase in Mixed-Use same property operating income was primarily the result of lower provision for credit losses as a result of collection of previously reserved 2015 rents.
For the year ended December 31, 2015 (“2015 Period”), total revenue increased to $209.1 million from $207.1 million for the year ended December 31, 2014 (“2014 Period”). Operating income was $52.9 million for the 2015 Period and $51.9 million for the 2014 Period. Operating income for the 2015 Period increased primarily due to (a) $0.9 million of lower interest expense and amortization of deferred debt costs, (b) $0.9 million of lower acquisition related costs, (c) $0.6 million of lower general and administrative expenses, and (d) $0.4 million of increased property operating income partially offset by
(e) $2.1 million of higher depreciation expense.
Net income attributable to common stockholders was $30.1 million ($1.42 per diluted share) for the 2015 Period compared to $32.1 million ($1.54 per diluted share) for the 2014 Period. Net income attributable to common stockholders for the 2015 Period decreased primarily due to (a) lower gain on sales of property ($6.1 million), partially offset by (b) lower preferred stock redemption costs ($1.5 million), (c) lower preferred stock dividends ($1.0 million), (d) increased operating income ($1.0 million), and (e) lower noncontrolling interests ($0.6 million).
Same property revenue increased 0.4% and same property operating income decreased 0.5% for the 2015 Period compared to the 2014 Period. Shopping center same property operating income increased 0.4% and mixed-use same property operating income decreased 3.4%. Shopping center same property operating income increased $0.5 million primarily due to
(a) higher base rent ($2.8 million) and (b) higher real estate tax recoveries ($0.6 million), partially offset by (c) lower other revenue ($2.9 million) due to 2014 including a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million) and a lease termination fee at Seven Corners ($1.9 million). Mixed-use same property operating income decreased $1.2 million primarily due to increased nonrecoverable property operating expenses and real estate taxes.

www.SaulCenters.com

As of December 31, 2015, 94.8% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center), compared to 94.4% at December 31, 2014. On a same property basis, 94.7% of the portfolio was leased at December 31, 2015, compared to 94.4% at December 31, 2014. As of December 31, 2015, the apartments at Clarendon Center were 99.2% leased compared to 95.9% as of December 31, 2014.
Funds From Operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and preferred stock redemption charges) increased to $21.9 million ($0.76 per diluted share) in the 2015 Quarter from $17.5 million ($0.62 per diluted share) in the 2014 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The increase in FFO available to common stockholders and noncontrolling interests for the 2015 Quarter was primarily due to (a) improved overall property operating income ($1.9 million), (b) lower preferred stock redemption costs ($1.5 million) and (c) lower preferred stock dividends ($0.6 million).
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and preferred stock redemptions) increased 7.1% to $83.8 million ($2.95 per diluted share) in the 2015 Period from $78.3 million ($2.80 per diluted share) in the 2014 Period. FFO available to common stockholders and noncontrolling interests for the 2015 Period increased primarily due to (a) higher overall property operating income, exclusive of the below Seven Corners item ($2.0 million), (b) lower preferred stock redemption costs ($1.5 million), (c) lower preferred stock dividends ($1.0 million), (d) lower interest expense ($0.9 million), (e) lower acquisition related costs ($0.9 million), and (f) lower general and administrative expenses ($0.6 million), partially offset by (g) the 2014 bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million).
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio comprised of 59 properties which includes (a) 56 community and neighborhood shopping centers and mixed-use properties with approximately 9.3 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2015	December 31, 2014
	(Unaudited)
Assets
Real estate investments
Land	$424,837	$420,622
Buildings and equipment	1,114,357	1,109,276
Construction in progress	83,516	30,261
	1,622,710	1,560,159
Accumulated depreciation	(425,370)	(396,617)
	1,197,340	1,163,542
Cash and cash equivalents	10,003	12,128
Accounts receivable and accrued income, net	51,076	46,784
Deferred leasing costs, net	26,919	26,928
Prepaid expenses, net	4,663	4,093
Deferred debt costs, net	8,737	9,874
Other assets	5,407	3,638
Total assets	$1,304,145	$1,266,987

Liabilities
Mortgage notes payable	$802,034	$808,997
Revolving credit facility payable	28,000	43,000
Construction loan payable	45,208	5,391
Dividends and distributions payable	15,380	14,352
Accounts payable, accrued expenses and other liabilities	27,687	23,537
Deferred income	32,109	32,453
Total liabilities	950,418	927,730

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	213	209
Additional paid-in capital	305,008	287,995
Accumulated deficit and other comprehensive loss	(181,893)	(175,668)
Total Saul Centers, Inc. stockholders’ equity	303,328	292,536
Noncontrolling interests	50,399	46,721
Total stockholders’ equity	353,727	339,257
Total liabilities and stockholders’ equity	$1,304,145	$1,266,987

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenue
Base rent	$42,517	$41,546	$168,303	$164,599
Expense recoveries	8,201	7,784	32,911	32,132
Percentage rent	455	400	1,608	1,492
Other	1,729	1,534	6,255	8,869
Total revenue	52,902	51,264	209,077	207,092
Operating expenses
Property operating expenses	6,445	6,440	26,565	26,479
Provision for credit losses	(366)	200	915	680
Real estate taxes	5,953	5,723	23,663	22,354
Interest expense and amortization of deferred debt costs	11,177	11,497	45,165	46,034
Depreciation and amortization of deferred leasing costs	10,888	10,458	43,270	41,203
General and administrative	4,641	4,421	16,353	16,961
Acquisition related costs	6	211	84	949
Predevelopment expenses	75	—	132	503
Total operating expenses	38,819	38,950	156,147	155,163
Operating income	14,083	12,314	52,930	51,929
Change in fair value of derivatives	2	(4)	(10)	(10)
Gain on sale of property	—	—	11	6,069
Net Income	14,085	12,310	52,931	57,988
Income attributable to noncontrolling interests	(2,835)	(1,814)	(10,463)	(11,045)
Net income attributable to Saul Centers, Inc.	11,250	10,496	42,468	46,943
Preferred stock redemption	—	(1,480)	—	(1,480)
Preferred stock dividends	(3,094)	(3,742)	(12,375)	(13,361)
Net income attributable to common stockholders	$8,156	$5,274	$30,093	$32,102
Per share net income attributable to common stockholders
Diluted	$0.38	$0.25	$1.42	$1.54

Weighted Average Common Stock:
Common stock	21,234	20,911	21,127	20,772
Effect of dilutive options	80	91	69	49
Diluted weighted average common stock	21,314	21,002	21,196	20,821

Reconciliation of net income to FFO attributable to common stockholders and noncontrolling interests (1)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2015	2014	2015	2014
Net income	$14,085	$12,310	$52,931	$57,988
Subtract:
Gain on sale of property	—	—	(11)	(6,069)
Add:
Real estate depreciation and amortization	10,888	10,458	43,270	41,203
FFO	24,973	22,768	96,190	93,122
Subtract:
Preferred stock dividends	(3,094)	(3,742)	(12,375)	(13,361)
Preferred stock redemption	—	(1,480)	—	(1,480)
FFO available to common stockholders and noncontrolling interests	$21,879	$17,546	$83,815	$78,281
Weighted average shares:
Diluted weighted average common stock	21,314	21,002	21,196	20,821
Convertible limited partnership units	7,296	7,199	7,253	7,156
Average shares and units used to compute FFO per share	28,610	28,201	28,449	27,977
FFO per share available to common stockholders and noncontrolling interests	$0.76	$0.62	$2.95	$2.80

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2015	2014	2015	2014
Net income	$14,085	$12,310	$52,931	$57,988
Add: Interest expense and amortization of deferred debt costs	11,177	11,497	45,165	46,034
Add: Depreciation and amortization of deferred leasing costs	10,888	10,458	43,270	41,203
Add: General and administrative	4,641	4,421	16,353	16,961
Add: Predevelopment expenses	75	—	132	503
Add: Acquisition related costs	6	211	84	949
Add: Change in fair value of derivatives	(2)	4	10	10
Less: Gains on property dispositions	—	—	(11)	(6,069)
Less: Interest income	(14)	(17)	(51)	(75)
Property operating income	40,856	38,884	157,883	157,504
Less: Acquisitions, dispositions & development property	(576)	(435)	(2,274)	(1,122)
Total same property operating income	$40,280	$38,449	$155,609	$156,382

Shopping centers	$30,875	$29,368	$119,959	$119,482
Mixed-Use properties	9,405	9,081	35,650	36,900
Total same property operating income	$40,280	$38,449	$155,609	$156,382